SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

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MGM Resorts International

(Name of Registrant as Specified In Its Charter)

Land & Buildings Investment Management, LLC

Land & Buildings Capital Growth Fund, L.P.

Jonathan Litt

Matthew J. Hart

Richard Kincaid

Marc A. Weisman

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Land and Buildings Issues Statement Regarding MGM Resorts

Stamford, CT (May 19, 2015) – Land and Buildings Investment Management, LLC ("Land & Buildings") today issued the following statement regarding MGM Resorts International (NYSE: MGM) (“MGM” or the "Company”):

Dear Fellow MGM Shareholders:

Since our initial engagement with MGM in January 2015, the Company and its insider shareholders have finally taken a series of steps that, in our view, can help address the Company’s persistent undervaluation and underperformance. We strongly believe that these actions would not have taken place (at least in any timely manner) without the public involvement of a concerned shareholder such as Land and Buildings. These steps include, but are not limited to:

  The hiring of financial advisors to assist the Company in evaluating the separation of its real estate holdings from MGM's operating business through the formation of a REIT;
  The encouraging public statements by Kirk Kerkorian's Tracinda organization (which has two representatives on the MGM board of directors (the "Board") and an 18% ownership interest in MGM) regarding its support of evaluating “all avenues” to deliver value at MGM, including a potential REIT conversion, as well as its commitment to the highest standard of compensation practices;
  The increased focus in the Company's public statements, such as during its most recent earnings call on May 4, 2015, on return on invested capital, real estate monetization through the sale of “any of our assets” and dividend policy to reduce leverage at the parent Company; and
  The termination of the Company's "dead-hand proxy put."

One thing we clearly agreed upon with MGM Chairman and CEO Jim Murren throughout this process was that MGM has been, and continues to be, substantially undervalued and possesses great potential. Based on their public statements, the substantive and optical changes in the Company's approach are apparently sufficient to satisfy the insider shareholders Tracinda and Infinity World, as well as other major shareholders such as Paulson – at least for the moment. This is in spite of the fact that two out of three leading proxy advisory firms[i] have now come out with public recommendations in favor of voting on our Gold proxy card, and agreed with our assertion that new voices are needed on the MGM Board to benefit all shareholders.

While we obviously believe that change at the Board level would add needed fresh voices to assist in unlocking shareholder value, we recognize that these substantial insider shareholders are resistant to explicit Board change at this time. As such, we no longer intend to nominate any candidates for election as directors at the Company's 2015 Annual Meeting.

We greatly appreciate the support we have received from so many MGM shareholders for our efforts on their behalf. We are grateful for the willingness of Matthew Hart, Richard Kincaid and Marc Weisman to serve on behalf of our fellow shareholders, and continue to believe that they would bring valuable experience and leadership as members of the MGM Board.

Land and Buildings will continue to monitor MGM’s progress in unlocking shareholder value and intends to continue to hold the Board and management team accountable. We believe that going forward, MGM shareholders will be less tolerant of sub-par operations, poor capital allocation decisions, and executive compensation that is not aligned with performance. Our efforts, we hope, are just the beginning steps towards increasing shareholder value at MGM.

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About Land and Buildings:

Land and Buildings is a registered investment manager specializing in publicly traded real estate and real estate related securities. Land and Buildings seeks to deliver attractive risk adjusted returns by opportunistically investing in securities of global real estate and real estate related companies, leveraging its investment professionals' deep experience, research expertise and industry relationships.

Investor Contact:

Scott Winter / Jonathan Salzberger

Innisfree M&A Incorporated

212-750-5833

Media Contact:
Elliot Sloane / Dan Zacchei

Sloane & Company

212-486-9500

Esloane@sloanepr.com or

Dzacchei@sloanepr.com

LAND & BUILDINGS CAPITAL GROWTH FUND, L.P., LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC AND JONATHAN LITT (COLLECTIVELY, "LAND & BUILDINGS") AND MATTHEW J. HART, RICHARD KINCAID AND MARC A. WEISMAN (TOGETHER WITH LAND & BUILDINGS, THE "PARTICIPANTS") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") ON APRIL 16, 2015 A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF MGM RESORTS INTERNATIONAL (THE "COMPANY") FOR USE AT THE COMPANY'S 2015 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, INNISFREE M&A INCORPORATED, LAND & BUILDING'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST.

[i] Glass Lewis and Proxy Mosaic.